Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 22, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Clearfield, Inc. and subsidiaries, formerly APA Enterprises, Inc., on Form 10-K for the year ended September 30, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Clearfield, Inc. on Forms S-8 (File No. 333-74214, effective November 30, 2001; File No. 333-44500, effective August 25, 2000; File No. 333-44488, effective August 25, 2000; File No. 333-44486, effective August 25, 2000; File No. 333-136828, effective August 23, 2006 and File No. 333-151504, effective June 6, 2008).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
December 22, 2008

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